Exhibit 99.1

DCP MIDSTREAM AND DCP MIDSTREAM PARTNERS CLOSE ON THE PREVIOUSLY ANNOUNCED DROPDOWN AND ORGANIC GROWTH PROJECT TOTALING $1.4 BILLION
DENVER, April 1, 2014 — DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, announced today it has completed the previously announced $1.15 billion immediately accretive dropdown from the owner of its general partner, DCP Midstream, LLC ("DCP Midstream"). The transaction, which is subject to certain working capital and other purchase price adjustments, was financed at closing with proceeds from the Partnership’s recent equity and debt issuances. DCP Midstream received approximately 80 percent of the consideration in cash and approximately 20 percent in the Partnership's common units. DCP Midstream will use the proceeds from this transaction to pay down short term borrowings.
Included in the dropdown are the following:

•
A one-third interest in the 720-mile, fee-based Sand Hills natural gas liquids (NGL) pipeline, transporting NGLs from both DCP and third party plants in the Permian Basin and Eagle Ford Shale to facilities along the Texas Gulf Coast and the Mont Belvieu market hub.

•	A one-third interest in the 800-mile, fee-based Southern Hills NGL pipeline, providing NGL takeaway service from the Midcontinent to the Mont Belvieu market hub.

•	The remaining 20 percent interest in the Eagle Ford system, bringing the Partnership's ownership interest to 100 percent.

•
Lucerne 1, a 35 million cubic feet per day (MMcf/d) cryogenic natural gas processing plant located in the DJ Basin. The plant includes a long-term fee-based processing agreement with DCP Midstream providing a fixed demand charge, along with a throughput fee on all volumes processed.

“This is another great example of strong sponsorship and how the DCP enterprise is executing our growth for growth strategy,” said Wouter van Kempen, chairman, president and CEO of DCP Midstream, and chairman and CEO of the Partnership.
"The completion of this transaction provides the Partnership with diversity into new basins, now accessing the Permian Basin via Sand Hills NGL pipeline and Granite Wash and SCOOP areas of the Midcontinent via Southern Hills NGL pipeline, and grows our footprint in the prolific DJ Basin," said Bill Waldheim, president of the Partnership. “These predominantly fee-based assets position the Partnership well to provide sustainable distribution growth and long-term value to our unitholders.”
The Partnership also closed on Lucerne 2, a 200 MMcf/d plant which is currently under construction. Once in service, the plant includes a 10-year fee-based processing agreement with DCP Midstream providing a fixed demand charge, along with a throughput fee on all volumes processed. Lucerne 2 will be a deep-cut cryogenic, natural gas processing plant in the rapidly expanding, liquids-rich DJ Basin that is part of the growing Niobrara shale formation. Once in service, the Partnership will own approximately 50 percent of the 800 MMcf/d of total capacity in the DJ Basin owned and operated by the DCP enterprise. The Lucerne plants will be connected to the Front Range NGL pipeline for takeaway to the Mont Belvieu market hub. Lucerne 2 is expected to be placed into service in mid 2015. The Partnership estimates additional expenditures of approximately $180 million to complete this project, for a total estimated cost of $250 million.

MEDIA RELATIONS:	Lisa Newkirk
Phone:	303-605-1837
24-Hour:	303-829-1953

INVESTOR RELATIONS:	Andrea Attel
Phone:	303-605-1741

ABOUT DCP MIDSTREAM, LLC
DCP Midstream, LLC leads the midstream segment as the largest natural gas processor, the largest natural gas liquids producer and one of the largest marketers in the U.S. DCP Midstream operates in 18 states across major producing regions. The company is a 50:50 joint venture between Phillips 66 and Spectra Energy. It owns the general partner of DCP Midstream Partners, LP (NYSE: DPM), a master limited partnership, and provides operational and administrative support to the partnership. DCP Midstream is the largest oil and gas company and the largest private company in Denver, the city of its headquarters, and is the Top Company Winner for Energy/Natural Resources in Colorado as recognized by ColoradoBiz. For more information, visit the DCP Midstream website at www.dcpmidstream.com.
ABOUT DCP MIDSTREAM PARTNERS, LP
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is wholly-owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.
CAUTIONARY STATEMENTS
This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond DCP

Midstream Partners, LP’s control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in DCP Midstream Partners, LP's annual and quarterly reports filed from time to time with the Securities and Exchange Commission.The forward looking statements contained herein speak only as of the date of this announcement. DCP Midstream Partners, LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.